Exhibit 16.1

August 1, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Complete Solaria, Inc.’s Form 8-K dated August 1, 2024, and have the following comments:

1)	We agree with the statements made in paragraphs one through five of Item 4.01.

2)	We have no basis on which to agree or disagree with other statements made therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP